Exhibit 10.1

LETTER AGREEMENT

December 17, 2024

Rain Enhancement Technologies Holdco, Inc.

21 Pleasant Street, Suite 237

Newburyport, MA 01950

Coliseum Acquisition Corp.

1180 North Town Center Drive, Suite 100

Las Vegas, NV 89144

Re: Private Placement Warrants

Ladies and Gentlemen:

This letter agreement (this “Letter Agreement”) is being entered into (i) in connection with the proposed business combination (the “Business Combination”) contemplated by that certain Business Combination Agreement, dated as of June 25, 2024 (as amended on August 22, 2024 and as may be further amended, restated, supplemented, or otherwise modified from time to time, the “Business Combination Agreement”), by and among Coliseum Acquisition Corp. (“Coliseum”), Rain Enhancement Technologies, Inc., Rain Enhancement Technologies Holdco, Inc. (“Holdco”), Rainwater Merger Sub 1, Inc., a wholly-owned subsidiary of Holdco and Rainwater Merger Sub 2A, Inc., a wholly-owned subsidiary of Coliseum and (ii) that certain Purchase Agreement (the “Purchase Agreement”), dated June 15, 2023, by and among Coliseum, Coliseum Acquisition Sponsor LLC (“Initial Sponsor”) and Berto, LLC (“Berto”).

1.               Private Placement Warrant Exchange. (i) Berto hereby agrees to surrender, at the closing of the Business Combination, the 2,257,000 private placement warrants of Coliseum initially purchased by Initial Sponsor in a private placement in connection with Coliseum’s initial public offering and acquired by Berto from Initial Sponsor pursuant to the Purchase Agreement and (ii) Initial Sponsor hereby agrees to surrender, at the closing of the Business Combination, the 967,500 private placement warrants (together with the private placement warrants held by Berto, the “Private Placement Warrants”) of Coliseum purchased by it in a private placement in connection with Coliseum’s initial public offering, and, in consideration of and upon such surrender, Holdco hereby agrees to issue (i) 564,250 shares of Class A common stock, par value $0.0001 per share, of Holdco (“Holdco Class A Common Stock”) to Berto and (ii) 241,875 shares of Holdco Class A Common Stock to Initial Sponsor. Upon the issuance of such shares of Holdco Class A Common Stock, the Private Placement Warrants shall be cancelled, terminated and released and shall thereafter be of no further force or effect, and no obligations or rights of any nature of any party under the Private Placement Warrants shall survive such cancellation.

2.               Lock-Up. The shares of Holdco Class A Common Stock issued to Berto and Initial Sponsor in exchange for the Private Placement Warrants will be “Lock-Up Shares” under that certain Lock-Up Agreement to be entered into by and among Holdco, Berto, Initial Sponsor and the other parties thereto, in the form attached as Annex E to the Business Combination Agreement.

3.               Trust Account Waiver. Each of Berto and Initial Sponsor hereby agrees that it does not have a right, title, interest or claim of any kind (each, a “Claim”) in or to any monies in the trust account established in connection with Coliseum’s initial public offering for the benefit of Coliseum and holders of shares issued in such offering, and hereby waives any Claim it may have in the future as a result of, or arising out of, this Letter Agreement and will not seek recourse against such trust account for any reason whatsoever.

4.               Entire Agreement; No Modification. This Letter Agreement constitutes the entire agreement and understanding of the parties hereto in respect of the subject matter hereof and supersedes all prior understandings, agreements, or representations by or among the parties hereto, written or oral, to the extent they relate in any way to the subject matter hereof or the transactions contemplated hereby. This Letter Agreement may not be changed, amended, modified or waived (other than to correct a typographical error) as to any particular provision, except by a written instrument executed by all parties hereto.

5.               Assignment. No party hereto may assign either this Letter Agreement or any of its rights, interests, or obligations hereunder without the prior written consent of the other parties. Any purported assignment in violation of this paragraph shall be null and void and shall not operate to transfer or assign any interest or title to the purported assignee. This Letter Agreement shall be binding on each of the parties hereto and each of their respective successors, heirs and assigns.

6.               Governing Law; Consent to Jurisdiction. This Letter Agreement shall be governed by and construed and enforced in accordance with the laws of the State of New York, without giving effect to conflicts of law principles that would result in the application of the substantive laws of another jurisdiction. The parties hereto (a) all agree that any action, proceeding, claim or dispute arising out of, or relating in any way to, this Letter Agreement shall be brought and enforced in the courts of New York City, in the State of New York, and irrevocably submit to such jurisdiction and venue, which jurisdiction and venue shall be exclusive and (b) waive any objection to such exclusive jurisdiction and venue or that such courts represent an inconvenient forum.

7.               Counterparts. This Letter Agreement may be executed in any number of counterparts (including by facsimile or electronic transmission in “portable document format”), and all such counterparts shall together constitute one and the same agreement.

[Signature pages follow]

Sincerely,

BERTO, LLC

By:	/s/ Harry L. You
	Name:	Harry L. You
	Title:	Member

COLISEUM ACQUISITION SPONSOR, LLC

By:	/s/ Daniel Haimovic
	Name:	Daniel Haimovic
	Title:	Co-Chief Executive Officer

Acknowledged and Agreed:

RAIN ENHANCEMENT TECHNOLOGIES HOLDCO, INC.

By:	/s/ Paul Dacier
	Name:	Paul Dacier
	Title:	President

COLISEUM ACQUISITION CORP.

By:	/s/ Oanh Truong
	Name:	Oanh Truong
	Title:	Interim Chief Executive Officer and Chief Financial Officer